Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com
Feb. 22, 2012

Xcel Energy board elects new member

MINNEAPOLIS – Xcel Energy Inc. today announced that Gail Koziara Boudreaux has been elected to the company’s board of directors.

Boudreaux is chief executive officer of United Healthcare, a subsidiary of United Health Group in Minneapolis.  Previously, she served as executive vice president of external operations for the Health Care Services Corporation, the parent company of Blue Cross and Blue Shield of Illinois, and held senior management positions at Aetna Inc. Boudreaux earned a master's degree in business administration at Columbia Business School and a bachelor’s degree in psychology at Dartmouth College. In addition, she was named an All-American athlete.

"We are very pleased to have Gail join our board,” said Ben Fowke, chairman, president and CEO of Xcel Energy. "She brings exceptional strategic enterprise management with deep operating experience, as well as financial expertise. She recognizes the importance of high quality customer service along with a strong market and community orientation, which aligns very well with Xcel Energy’s values.”

Boudreaux will serve on the board from March 1 until the company’s annual shareholders meeting in May. She will then stand for election along with all members of the board.
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Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company that provides a comprehensive portfolio of energy-related products and services to 3.4 million electricity customers and 1.9 million natural gas customers through its regulated operating companies in eight Western and Midwestern states. Company headquarters are located in Minneapolis. More information is available at xcelenergy.com.

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